UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)

                              Skillsoft Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   83066P 10 1
                                  -------------
                                 (CUSIP Number)

                                  July 30, 2001
             (Date of Event Which Requires Filing of this Statement)

           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [x] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 9 Pages

---------------------                                          -----------------
CUSIP No. 83066P 10 1                   13G                    Page 2 of 9 Pages
---------------------                                          -----------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg, Pincus Ventures, L.P.
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             5,609,524
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 -0-

                     ------ ----------------------------------------------------
                           8 SHARED DISPOSITIVE POWER

                            5,609,524
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,609,524
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           34.4%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                          -----------------
CUSIP No. 83066P 10 1                   13G                    Page 3 of 9 Pages
---------------------                                          -----------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg, Pincus & Co.
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             5,609,524
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 -0-

                     ------ ----------------------------------------------------
                           8 SHARED DISPOSITIVE POWER

                            5,609,524
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,609,524
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           34.4%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                          -----------------
CUSIP No. 83066P 10 1                   13G                    Page 4 of 9 Pages
---------------------                                          -----------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg Pincus LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             5,609,524
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 -0-

                     ------ ----------------------------------------------------
                           8 SHARED DISPOSITIVE POWER

                            5,609,524
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,609,524
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           34.4%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

This Amendment No. 1 on Schedule 13G amends, supplements and restates the
Schedule 13G which was filed on February 14, 2001 with respect to the Common Stock (as defined below) of Skillsoft Corporation.

Item 1(a).          Name of Issuer:
---------           --------------

                    Skillsoft Corporation (the "Issuer")

Item 1(b).          Address of Issuer's Principal Executive Offices:
---------           -----------------------------------------------

                    20 Industrial Park Drive
                    Nashua, New Hampshire 03062

Items 2(a)          Name of Person Filing; Address of Principal
----------          -------------------------------------------
and (b).            Business Office:
-------             ---------------

                    This statement is filed by and on behalf of
                    (a) Warburg, Pincus Ventures, L.P., a
                    Delaware limited partnership ("WPV"); (b)
                    Warburg, Pincus & Co., a New York general partnership ("WP"); and (c) Warburg Pincus LLC, a New York limited liability company ("WP LLC"), which manages WPV. Lionel I. Pincus is the managing partner of WP and the managing member of WP LLC and may be deemed to control both WP and WP LLC. The members of WP LLC are substantially the same as the partners of WP. The business address of each of the foregoing is 466 Lexington Avenue, New York, New York 10017.

                    WPV, WP and WP LLC have shared ownership and voting dispositive power with respect to 5,609,524 shares of Common Stock (as defined below).

Item 2(c).          Citizenship:
---------           -----------

                    Not Applicable

Item 2(d).          Title of Class of Securities:
---------           ----------------------------

                    Common Stock, par value $0.001 per share (the "Common
                    Stock")

Item 2(e).          CUSIP Number:
---------           ------------

                    83066P 10 1

Item 3.             If this statement is filed pursuant to ss.ss. 240.13d-1(b)
-------             ----------------------------------------------------------
                    or 240.13d-2(b) or (c), check whether the person is filing
                    ----------------------------------------------------------
                    as a:
                    -----

                    (a)[ ] Broker or dealer registered under section 15 of the
                           Act (15 U.S.C. 78o).

                    (b)[ ] Bank as defined in section 3(a)(6) of the Act (15
                           U.S.C. 78c).

                    (c)[ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

                    (d)[ ] Investment company registered under section 8 of the
                           Investment Company Act of 1940 (15 U.S.C. 80a-8).

                    (e)[ ] An investment adviser in accordance with ss.
                           240.13d-1(b)(1)(ii)(E).

                    (f)[ ] An employee benefit plan or endowment fund in
                           accordance with ss. 240.13d-1(b)(1)(ii)(F).


                                  5 of 9 pages

                    (g)[ ] A parent holding company or control person in
                           accordance with ss. 240.13d-1(b)(1)(ii)(G).

                    (h)[ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

                    (i)[ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

                    (j)[ ] Group, in accordance withss. 240.13d-1(b)(1)(ii)(J).

                    If this statement is filed pursuant toss. 240.13d-1(c), check this box [ ].

                    Not Applicable

Item 4.             Ownership:
------              ---------

                    Warburg, Pincus Ventures, L.P.
                    ------------------------------

                    (a) Amount beneficially owned: 5,609,524 shares of Common Stock, as of July 30, 2001.

                    (b)  Percent of Class: 34.4%

                    (c)  (i)   Sole power to vote or direct the vote: -0-

                         (ii)  Shared power to vote or direct the vote:
                               5,609,524

                         (iii) Sole power to dispose of or direct the
                               disposition of: -0-

                         (iv) Shared power to dispose of or direct the disposition of: 5,609,524

                    Warburg, Pincus & Co.
                    ---------------------

                    (a) Amount beneficially owned: 5,609,524 shares of Common Stock, as of July 30, 2001.

                    (b)  Percent of Class: 34.4%

                    (c)  (i)   Sole power to vote or direct the vote: -0-

                         (ii)  Shared power to vote or direct the vote:
                               5,609,524

                         (iii) Sole power to dispose of or direct the
                               disposition of: -0-

                         (iv) Shared power to dispose of or direct the disposition of: 5,609,524

                    Warburg Pincus LLC
                    ------------------

                    (a) Amount beneficially owned: 5,609,524 shares of Common Stock, as of July 30, 2001.


                                  6 of 9 pages

                    (b)  Percent of Class: 34.4%

                    (c)  (i)   Sole power to vote or direct the vote: -0-

                         (ii)  Shared power to vote or direct the vote:
                               5,609,524

                         (iii) Sole power to dispose of or direct the
                               disposition of: -0-

                         (iv) Shared power to dispose of or direct the disposition of: 5,609,524

Item 5.             Ownership of Five Percent or Less of a Class:
------              --------------------------------------------

                    Not Applicable

Item 6.             Ownership of More than Five Percent on Behalf of
-------             ------------------------------------------------
                    Another Person:
                    ---------------

                    Not Applicable

Item 7.             Identification and Classification of the
------              ----------------------------------------
                    Subsidiary Which Acquired the Security Being
                    --------------------------------------------
                    Reported on By the Parent Holding Company or Control Person:
                    -----------------------------------------------------------

                    Not Applicable

Item 8.             Identification and Classification of
------              -------------------------------------
                    Members of the Group:
                    --------------------

                    Not Applicable

Item 9.             Notice of Dissolution of Group:
------              ------------------------------

                    Not Applicable

Item 10.            Certification:
-------             -------------

                    Not Applicable


                                  7 of 9 pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 4, 2002


                                        WARBURG, PINCUS VENTURES, L.P.

                                        By: Warburg, Pincus & Co.,
                                            General Partner

                                        By: /s/ Scott A. Arenare
                                            ------------------------------
                                            Scott A. Arenare, Partner


                                        WARBURG, PINCUS & CO.

                                        By: /s/ Scott A. Arenare
                                            ------------------------------
                                            Scott A. Arenare, Partner


                                        WARBURG PINCUS LLC

                                        By: /s/ Scott A. Arenare
                                            ------------------------------
                                            Scott A. Arenare, Managing Director


                                  8 of 9 pages

                                                                       Exhibit A

                       AGREEMENT OF FILING OF SCHEDULE 13G

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts and all such counterparts taken together shall constitute one and the same instrument.

Dated: February 4, 2002


                                        WARBURG, PINCUS VENTURES, L.P.

                                        By: Warburg, Pincus & Co.,
                                            General Partner

                                        By: /s/ Scott A. Arenare
                                            ------------------------------
                                            Scott A. Arenare, Partner


                                        WARBURG, PINCUS & CO.

                                        By: /s/ Scott A. Arenare
                                            ------------------------------
                                            Scott A. Arenare, Partner


                                        WARBURG PINCUS LLC

                                        By: /s/ Scott A. Arenare
                                            ------------------------------
                                            Scott A. Arenare, Managing Director


                                  9 of 9 pages